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                                                            EXHIBIT 7.1

                             STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT is dated as of October 24, 1997 ("Agreement") by and between Robert W. Johnson, IV ("Purchaser"), and the undersigned shareholder ("Shareholder") of Computer Integration Corp., a Delaware corporation ("Company").

     WHEREAS, Shareholder owns 1,021,585 shares of the common stock, $.001 par value of the Company (the "Common Stock");

     WHEREAS, Shareholder has agreed on the terms contained herein to sell to Purchaser 349,999 shares of Common Stock (the "Shares"), and Purchaser has agreed to purchase all of the Shares;

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement, the parties agree as follows:

     1. Purchase and Sale of Shares. Shareholder agrees to sell, transfer and assign the Shares to Purchaser, and Purchaser agrees to purchase the Shares from Shareholder, on the terms set forth in this Agreement, at a purchase price of $1.50 per share ("Purchase Price").

     2. Closing. The closing ("Closing") of the transaction contemplated by this Agreement shall take place by 5:00 p.m. New York time on October 24, 1997. At the Closing, Shareholder shall deliver to Purchaser stock certificates representing the Shares, accompanied by duly executed stock powers in blank, with signature guaranteed, and Purchaser shall pay to Shareholder by certified or cashier's check or by wire transfer an amount per share equal to the Purchase Price.

     3.   Representations and Warranties of Shareholder.

          Shareholder represents and warrants to Purchaser that: (i) Shareholder is the lawful record and beneficial owner of the Shares and is duly authorized and has full legal capacity to execute, deliver and perform this Agreement; (ii) upon payment for the Shares hereunder, Shareholder will deliver to Purchaser good, legal and marketable title to, and the legal and beneficial ownership of the Shares, free and clear of all claims, liens, charges or encumbrances; (iii) this Agreement has been duly executed and delivered by Shareholder and constitutes the legal, valid and binding agreement of Shareholder enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium or similar laws now or hereinafter in effect relating to creditor's rights; (iv) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or result in any violation of or be in conflict with or constitute a default under any term of any agreement,
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instrument or judgment by which the Shareholder is subject or bound; (v) no person holds any proxy or power of attorney from or affecting the Shares with respect to any matter; and (vi) Shareholder is not a party to any voting agreement or voting trust or similar arrangement with respect to the Shares.

     4. Representations and Warranties of Purchaser. Purchaser represents and warrants to the Shareholder that: (i) this Agreement has been duly executed and delivered by Purchaser, and constitutes the legal, valid and binding agreement of Purchaser enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium or similar laws now or hereinafter in effect relating to creditor's rights; (ii) Purchaser is an "accredited investor" as such term is defined by Rule 501 promulgated by the Commission under the Securities Act of 1933, as amended (the "1933 Act"); (iii) Purchaser's decision to purchase the Shares is based on Purchaser's independent review of the Company and its business and not on any representations or statements made by Shareholder; and (iv) Purchaser is aware that certain of the stock certificates representing the Shares bear transfer restriction legends.

     5. Covenants of Shareholder. Shareholder acknowledges that Purchaser is induced to purchase the Shares in part by Shareholder's covenant not to sell additional shares of Common Stock into the public trading market after the consummation of the transactions contemplated by this Agreement through June
30, 1998. This covenant shall not prohibit the Shareholder from selling up to 75,000 shares of Common Stock into the public trading market on or before March 30, 1998, or from selling an additional 75,000 shares of Common Stock into the public trading marketing between April 1, 1998 and June 30, 1998, provided that with respect to this latter 75,000 shares, if these shares are to be sold between June 1, 1998 and June 30, 1998, prior to any such sale or sales the Shareholder shall offer the Purchaser the right to purchase such shares of Common Stock to be sold by the Shareholder at the closing bid price on the day immediately preceding the proposed date for the sale. If the Purchaser does not notify the Shareholder in writing that he will purchase such shares within eight (8) hours of being notified of the Shareholder's intention to sell such shares, the Purchaser's right to purchase such shares shall terminate. If the Purchaser elects to purchase such shares, the Purchaser shall pay for such shares in cash and the purchase shall be completed within two (2) business days after Purchaser notifies the Shareholder that he will purchase such shares, such purchase to be evidenced by an agreement in substantially the same form as this Agreement. This covenant not to sell shall not prohibit the Shareholder from pledging or otherwise encumbering the Shares as collateral. This covenant shall terminate immediately upon (i) a material breach by the Company of any of its obligations pursuant to that certain Consulting Agreement dated as of December 4, 1996 by and between the Company, Ronald G. Farrell and R. G. Farrell, Inc.; (ii) the filing by the Company of a voluntary petition in bankruptcy or a voluntary petition or an answer or the commencement by the Company of any action or proceeding seeking reorganization, arrangement or readjustment of its debts or for any other relief under the federal Bankruptcy
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Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing; (iii) the Company consenting to, approving of, or acquiescing in the appointment of a receiver, assignee, liquidator, sequestrator, custodian, trustee or similar officer for it or for all or any part of its property or making an assignment for the benefit of creditors; (iv) the Company's inability generally to pay its debts as they become due; (v) the Company's failure to have dismissed an involuntary petition or an action or proceeding seeking reorganization, arrangement or readjustment of the debts of the Company or for any other relief under the federal
Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing; (vi) any person or group of persons that do not now own 50% or more of the total number of voting shares of the Company become the beneficial owner(s) of 50% or more of the total number of voting shares of the Company, or (vii) the dissolution of the Company.

     6.   Miscellaneous.

     (a) All notices shall be in writing or by a telecommunications device capable of creating a written record. Any such notice shall become effective
(a) upon personal delivery thereof including, but not limited to, delivery by overnight mail or courier service, (b) four (4) days after it shall have been mailed by United States Mail first class, certified or registered, return receipt requested, postage prepaid, or (c) in the case of notice by a telecommunications device, when property transmitted, in each case addressed to the party to be notified, as follows:

     If to Purchaser:                   If to the Shareholder:

     Robert W. Johnson, IV              Mr. Ronald G. Farrell
     The Johnson Company, Inc.          3030 Wellington Road
     630 Fifth Avenue, Suite 1510       Alpharetta, Georgia 30202
     New York, New York 10111

     With copy to:                      With copy to:

     McCarthy, Lebit, Crystal           Harkleroad & Hermance, PC
     & Haiman Co., L.P.A.               2500 International Tower
     1800 Midland Building              229 Peachtree Street, N.E.
     101 Prospect Avenue, West          Atlanta, Georgia 30303
     Cleveland, Ohio 44115
     Attn: Larry Crystal, Esq.

     (b) Except as mutually agreed in writing or as required by applicable law, Purchaser and Shareholder will not issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby, and Purchaser and Shareholder will keep this Agreement, the contents hereof and any information relating to the transactions
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contemplated hereby in strict confidence and will not disclose any such information to any third party, except as required by applicable law.

     (c) If any provision or part of this Agreement violates applicable law, is unenforceable, ineffective or void, the remainder of the Agreement shall not be affected thereby and shall remain in full force and effect.

     (d) This Agreement supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and may be amended or modified in whole or in part only by written agreement.

     (e) This Agreement shall be binding on, and inure to the benefit of, the successors and permitted assigns of the parties hereto; provided, however, that this Agreement and the rights of the parties hereunder shall not be assignable by any party, without the consent of the other parties.

     (f) This Agreement shall be governed by and construed in accordance with the substantive law of the State of Georgia (except its conflict of law principles).

     (g) This Agreement may be executed in multiple counterparts with the same force and effect as if all signatures of the parties hereto were on the same document.

     (h) The representations and warranties set forth herein shall expire three (3) years following the Closing.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.


                              /s/ Robert W. Johnson, IV
                              -------------------------
                              Robert W. Johnson, IV


                              RGF Investments, Inc.

                              By: /s/ Ronald G. Farrell, President
                                 ---------------------------------
                                  Ronald G. Farrell, President